EXHIBIT 10.17

FHLBANK San Francisco

2007 Audit Performance Unit Plan

Summary Description

PLAN PURPOSE

To optimize the Audit Department’s long-term performance in accomplishing Audit Committee approved goals.

PLAN OBJECTIVES

To motivate the Senior Vice President and Director of Internal Audit to exceed Audit Department goals on a long-term basis that directly support the annual audit plans and strategic objectives. Attract and retain an outstanding executive by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Audit Department against specified performance measures.

PARTICIPANT

Participant is a key executive whose performance has a major impact on the Audit Department’s success. Participant is an incumbent in the Audit Department’s senior officer position:

Senior Vice President and Director of Internal Audit

PERFORMANCE PERIOD

The Audit Performance Unit Plan (APUP) pays incentive awards related to the achievement of Audit Department performance over a three-year performance period. The 2007 Plan is effective January 1, 2007 and is based on performance from January 1, 2007 through December 31, 2009.

PERFORMANCE METRICS

The target performance level reflects long-term performance expectations. Unlike the annual Audit Incentive Plan (AIP), the participant does not have an individual goal.

1.	3-Year Average Annual Audit Incentive Plan Achievements: Measured by the average of the actual achievement levels under the 2007, 2008, and 2009 annual audit incentive plans, to be set at the end of the performance period.

ACHIEVEMENT MEASURES

The Audit Long Term Incentive Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Threshold (75%)	Performance that is considered a threshold level of successful achievement. This is the minimum level of performance which must be achieved for awards to be paid.

Target (100%)	Performance that is expected under the Audit Department’s Plan. Incentive payments are made at the target (100%) level found in the award ranges scale on the following page.

150% of Target	An optimistic achievement level based on expected business.

200% of Target	The most optimistic achievement level based on reasonable business assumptions and conditions.

AWARD DETERMINATION

An award is calculated and paid in whole or part at the end of the 2007 Plan term (during the first quarter of 2010) based on achievement of a minimum level of performance under the goals. Awards earned are based on the level at which the 3-year performance goals have been achieved. Final awards will be prorated for a Participant promoted or hired into position during the Performance Period, and for a Participant who takes a leave of absence during the Performance Period. Target payout for the January 1, 2007 through December 31, 2009 performance period is presented in the table under the Award Opportunity section below.

Award payouts may be modified up or down at the Audit Committee’s discretion (+/- 25% of the dollar award derived from the table) to account for performance that is not captured in the performance metrics. Performance below the threshold achievement level for any measure normally will not result in an incentive award.

AWARD OPPORTUNITY

Individual APUP targets for each three-year performance period are established annually for the participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the three-year performance period.

Award Range Scale

2007 Plan Year – APUP Payout as % of 2007 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
Senior Vice President	12%	25%	37%	50%

Notes:

1 –	50% of target payout; based on the actual 3-year annual audit incentive plans performance during the plan period.

2 –	Based on the average of the actual 3-year annual audit incentive plans performance during the plan period.

3 –	150% of target payout; based on the actual 3-year audit incentive plans performance during the plan period.

4 –	200% of target payout; based on the actual 3-year audit incentive plans performance during the plan period.

Cash awards are paid to the participant at the end of the 3-year performance period (during the first quarter of 2010).

Example of how award is calculated for the Senior Vice President for 2007 Plan Period

(100% weight) 3 yr. Ave. Annual AIP Levels Achieved: (160% of Target)	}	Percent of Target Payout: 160%	2007 Base Salary	Target PUP Payout (% of Base Salary)	Payout % Based on Performance	PUP Payment paid Q1 2010
			$250,000 X	25% X	160% =	$100,000

Payments under this plan are subject to the approval of the Audit Committee. To be eligible for the performance unit plan payment you must be employed with the Bank when the payment is disbursed. Long term incentive awards will be prorated for a participant in position less than a full three-year plan period, including a participant that has a leave of absence greater than one month during the plan period. The awards will be distributed no later than two business days following the date of Audit Committee-Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable.